December 27, 2006

Primus Guaranty, Ltd.
Clarendon House, 2 Church Street
Hamilton, HM 11, Bermuda

Re: Registration Statement on Form S-3, as supplemented (File No. 333-135108)

Dear Sir or Madam:

We have acted as counsel to Primus Guaranty, Ltd, a Bermuda company (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-135108), as supplemented by a prospectus supplement filed on December 20, 2006 (the “Registration Statement”). Any terms used herein that are defined in the Registration Statement are used as defined therein unless otherwise defined herein.

As to certain issues of fact material to our opinion, we have relied upon, without independent investigation, the representations made to us by the Company in its letters to us in connection with the Registration Statement and the statements by the Company in the Registration Statement.

Based upon and subject to the foregoing, except as to factual matters and subject to the qualifications and limitations set out in the Registration Statement, our opinion with respect to the material United States federal income tax consequences of the purchase, ownership and disposition of the senior notes is as set forth in the section entitled “Certain U.S. Federal Income Tax Considerations” in the Registration Statement.

The opinion set forth above is subject to the following qualifications:

(A) As indicated in the section entitled “Certain U.S. Federal Income Tax Considerations” in the Registration Statement, we are not providing an opinion as to whether the Company’s activities or those of the Company’s subsidiaries are such that the Company should be treated as engaged in a U.S. trade or business for U.S. federal income tax purposes.

(B) Our opinion regarding taxes herein is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today’s date. It represents our best

Primus Guaranty, Ltd.
December 27, 2006

legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time with retroactive effect. No assurances can be given as to the effect of any such change on our opinion.

This opinion speaks only as of the date hereof, and we do not have, nor do we assume, any obligation to advise you of any changes in any facts or applicable laws after the date hereof which may affect our opinion.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2006 and incorporated by reference into the Registration Statement and to the use of our name in the sections entitled “Certain U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP